Exhibit 10.1

[Juno Letterhead]

April 6, 2016

Celgene Corporation

86 Morris Avenue

Summit, NJ 07901

Attention: Senior Vice President, Business Development

Re: Exercise of Celgene Option under Section 3.1.1(a) of the Amended and Restated Master Research and Development Agreement (“Agreement”) effective as of June 29, 2015 by and between Celgene Corporation, Celgene Switzerland LLC (together with Celgene Corporation, “Celgene”), and Juno Therapeutics, Inc. (“Juno”) for the CD19 Program

Dear George:

As we have discussed, Celgene has been evaluating whether to exercise the Celgene Option pursuant to Section 3.1.1(a) of the Agreement for the CD19 Program. All capitalized terms in this letter that are not defined herein will have the meaning provided in the Agreement.

The parties have agreed to extend the time period in which Celgene would need to exercise its Celgene Option for the CD19 Program under Section 6.3.1 of the Agreement and pay fifty million dollars ($50,000,000), rather than [***], from the date that is [***] after the Original Execution Date, to [***]. Accordingly, if Celgene exercises the Celgene Option for the CD19 Program pursuant to Section 3.1.1(a) of the Agreement [***], Celgene shall pay to Juno fifty million dollars ($50,000,000) as provided in Sections 3.1.3 and 6.3.1 of the Agreement.

Please sign where indicated below to acknowledge and agree to the foregoing.

Sincerely,

/s/ Bernard J. Cassidy
Juno Therapeutics, Inc.

Acknowledged and agreed:

/s/ Winston Kung
Celgene Corporation

Cc:	Celgene Corporation, General Counsel

David Schulman and Thomas Rayski, Dechert LLP

Bob Koenig and Judith Hasko, Latham & Watkins LLP

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.